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                      March 22, 2022

       Bruce Felt
       Chief Financial Officer
       Domo, Inc.
       772 East Utah Valley Drive
       American Fork, UT 84003

                                                        Re: Domo, Inc.
                                                            Form 10-K for the
annual period ended January 31, 2021
                                                            Filed April 1, 2021
                                                            File No. 001-38553

       Dear Mr. Felt:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology